Exhibit T3B-10

CC CALIFORNIA, LLC

(a California Limited Liability Company)

OPERATING AGREEMENT

THE MEMBERSHIP INTERESTS DESCRIBED AND REPRESENTED BY THIS AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION, EXEMPTION OR QUALIFICATION UNDER THE SECURITIES ACT, COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

OPERATING AGREEMENT OF CC California, LLC

THIS OPERATING AGREEMENT (this “ Agreement”) of CC California LLC, a California limited liability company (the “Company”), is made and entered into as of the date below, by and among its member Columbia Care, LLC (“Columbia”), a Delaware limited liability company, and any Person who hereafter becomes a party hereto pursuant to the provisions hereof (each a “Member” and, collectively, the “Members”).

RECITALS

WHEREAS, in contemplation of the purposes set forth herein, the Company was organized on October 14, 2014 by the filing of Articles of Organization with the Secretary of State of the State of California (the “Secretary of State”);

WHEREAS, the Members desire to establish and manage a limited liability company in accordance with the laws of the State of California; and

WHEREAS, the Members desire that the relationship between the Company, the Members and future Members, if any, be governed by the terms and conditions of this Agreement in all respects, as such may be amended from time to time.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used by not otherwise defined herein shall have the following meanings:

“Act” shall mean the California Revised Uniform Limited Liability Company Act (California Corporations Code §§7701.01 – 17713.013), as amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” with respect to any Person shall mean: (i) any Person controlling, controlled by or under common control with such Person (including any partnership in which such Member serves as a general partner or any entity in which such Person owns greater than ten percent (10%) of the ownership interests); and (ii) any officer, director, member, manager, trustee or general partner of such Person.

“Book Value” shall mean, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time as required or permitted under Treasury Regulations §1.704-1(b)(2)(iv)(d) through §1.704-1(b)(2)(iv)(g).

“Capital Account” shall mean the account maintained for each Member in accordance with the provisions of the Code and the regulations promulgated thereunder, including, without limitation, the rules regarding maintenance of capital accounts set forth in Treasury Regulation §1.704-1.

“Capital Contribution” shall mean the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Treasury Regulation §1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Capital Event” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards and insurance proceeds.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any specific provision of the Code or any regulations promulgated thereunder shall also refer to any successor provisions thereto.

“Company Minimum Gain” shall mean an amount equal to the Company minimum gain, as determined in accordance with Treasury Regulations §1.704-2(d).

“Company Profits” or “Company Losses” for any period means the profits or losses of the Company for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose) as determined by the Managers with the following adjustments:

(a) the computation of all items of income, gain, loss and deduction shall include income and expense of the Company that are exempt from federal income tax and also those items described in Code §705(a)(2)(B) or Treasury Regulations §1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or deductible for federal income tax purposes;

(b) if the Book Value of any Company property is adjusted pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(e) or §1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from a disposition of such property;

(c) items of income, gain, loss, or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for federal income tax purposes shall be computed by reference to the Book Value of such property;

(d) items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for federal income tax purposes shall be computed by reference to the Book Value of such property in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(g);

(e) to the extent an adjustment pursuant to Code §732(d), §734(b) or §743(b) to the adjusted tax basis of any Company property is required, pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the tax basis) or loss (if the adjustment decreases the tax basis); and

(f) items of Company income, gain, loss, or deduction that are specially allocated pursuant to Section 4.04 shall be determined in the same manner as Company Profits and Company Losses, but such specially allocated items shall not be taken into account in computing Company Profits and Company Losses.

“Deficit Capital Account” shall mean, with respect to any Member, the deficit balance (if any) in such Member’s Capital Account as of the end of the relevant tax year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amount that such Member is treated as being obligated to restore under Treasury Regulations §1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentence of Treasury Regulations §1.704-2(g)(1) and Treasury Regulations §1.704-2(i)(5), after taking into account any changes during the period in Company Minimum Gain and in the Member Minimum Gain; and

(b) Debit to such Capital Account the items described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5) and §1.704-1(b)(2)(ii)(d)(6).

This definition of Deficit Capital Account is intended to comply with Treasury Regulations §1.704-1(b)(2)(ii)(d) and §1.704-2 and shall be construed in a manner consistent with those provisions.

“Distributable Cash” shall mean, for each Fiscal Year or Fiscal Period, all cash of the Company derived from any source after deducting: (a) all cash expenditures incurred in connection with the operation of the Company’s business; (b) an amount necessary to pay all liabilities of the Company then due and owing including, without limitation, all loans to the Company and all advances made by any Member to the Company; (c) any Management Fee payable to Columbia pursuant to Section 6.07; and (d) an amount determined by the Managers to be reasonably necessary or desirable as a reserve for the operation of the Company business, liabilities of the Company not yet due and/or future or contingent liabilities of the Company.

“Fiscal Period” shall mean any interim accounting period within a Fiscal Year that is established by the Managers and that is required or permitted under the Code or Treasury Regulations.

“Fiscal Year” shall mean the Company’s annual accounting period established pursuant to Section 9.05 of this Agreement.

“Indemnified Person” shall mean each individual serving as a Manager or Officer at any time after the date of this Agreement and each Person designated as an Indemnified Person at any time by the Managers.

“Interest” shall mean, when used with reference to any Person, the entire ownership interest of such Person in income, gains, losses, deductions, tax credits, distributions and Company assets, and all other rights and obligations of such Person under the terms and provisions of this Agreement and the Act.

“Involuntary Withdrawal” shall mean, with respect to any Member, the occurrence of any of the following events:

(a) the Member: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy, is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding; (iii) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties; (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (i) through (iii);

(b) if the Member is a partnership or another limited liability company, the dissolution and commencement of the winding up of such partnership or limited liability company, unless: (i) the Interests held by such Member are distributed to the partners or members of such Member; and (ii) all of such partners or members are admitted as Members pursuant to Section 11.03 within thirty (30) days of such distribution;

(c) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter unless: (i) the Interests held by such Member are distributed to the shareholders of such Member; and (ii) all of such shareholders are admitted as Members pursuant to Section 11.03 within thirty (30) days of such distribution;

(d) if the Member is a trust, the revocation and/or termination of the trust; or

(e) if the Member is an individual, such Member becoming subject to any other possible involuntary transfer of such Interests by legal process, including an assignment pursuant to a divorce decree.

“Majority Interest” shall mean the Members who hold greater than fifty percent of the Interests entitled to vote.

“Manager(s)” shall mean the Persons designated in accordance with Articles VI of this Agreement to act as a manager of the Company.

“Member” means any Person that holds an Interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Company nonrecourse liability, as determined in accordance with Treasury Regulations §1.704-2.

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations §1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations §1.704-2(i)(1) and §1.704-2(i)(2).

“New Interests” shall mean: (a) any Interest in the Company; (b) any rights, options or warrants to purchase any such Interests or to purchase any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such Interests; (c) any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such Interests; provided, however, that New Interests shall not include: (i) securities issued to lenders, investment banking firms or pursuant to the acquisition of another entity (other than an Affiliate of the

Company) by the Company by merger, purchase of all or substantially all of such other entity’s assets (or the assets of any operating division of such entity, entities acquired by the Company or such entities’ equity owners), or by any other reorganization whereby the Company ends up owning, directly or indirectly, greater than fifty percent (50%) of the voting power of such entity; or (ii) securities issued as additional yield in connection with incurring indebtedness for borrowed money.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations §1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning set forth in Treasury Regulations §1.704-2(b)(3).

“Percentage Interest” means each Member’s relative share of the Company Profits, Company Losses and distributions expressed as a percentage, as amended from time to time pursuant to this Agreement. Columbia currently has 100% share of Company.

“Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Prime Rate” shall mean a rate equal to the prime rate of interest as published from time to time in The Wall Street Journal (US Edition) or similar publication if The Wall Street Journal (US Edition) is not available.

“Project” shall mean the pursuit of licenses to cultivate, dispense, possess, process, manufacture, or distribute medical marijuana, or any other purpose for such license, as contemplated under the California Department of Public Health’s Medical Marijuana Program and all laws, statutes, rules or regulations promulgated thereunder, whether state or local. Project may also include any actions which incidental or related to the above.

“Related Party” shall mean an Officer, Manager, Member, employee, agent, accountant or attorney of the Company or any Affiliate thereof.

“Related Party Agreement” shall mean any contract or arrangement between the Company and a Related Party (or an Affiliate of such Related Party).

“Sale of the Company” shall mean the sale of the Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire: (i) equity securities of the Company constituting at least a majority of the Interests of the Company (whether by merger, consolidation sale or otherwise); or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Sale Proceeds” shall mean the net cash proceeds received by the Company resulting from a Sale of the Company, after deducting costs and expenses incurred by the Company in connection with such Sale of the Company, including, without limitation, to pay any outstanding Indebtedness and obligations of the Company.

“Secretary of State” shall mean the Secretary of State of the State of California.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax Percentage” shall mean, as of any distribution date, the sum of: (a) the maximum federal income tax rate on ordinary income (i.e., income other than capital gain) of an individual, as specified in Code §1(a); plus (b) the maximum California income tax rate on ordinary income of an individual resident of California, as specified by law.

“Treasury Regulations” shall mean the income tax regulations, including, without limitation, any temporary regulations, from time to time promulgated under the Code.

ARTICLE II

FORMATION OF THE COMPANY

Section 2.01 Organization. The Company was organized pursuant to the Act on October 14, 2014 by the filing of Articles of Organization with the Secretary of State.

Section 2.02 Name of the Company. The name of the Company shall be “CC California LLC” or such other name or names as may from time to time be designated by the Managers. The Company’s business may be conducted under its name and/or any other name or names as the Managers may deem advisable.

Section 2.03 Purpose; Powers. The purpose of the Company is: (a) to develop, own and operate the Project; (b) any lawful purpose under the laws of the State of California; (c) to enter into joint venture agreements, partnership agreements or limited liability company operating agreements, or to create any other entity or any other agreement for the purposes of carrying out any of its purposes and actions; and (d) to do anything and all things permitted by the Act necessary or appropriate for the purposes set forth above. The Company shall possess and may exercise all powers and privileges granted by the Act, by any other law, or by this Agreement, including, without limitation, all incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient, or incidental to the attainment of the Company’s purposes.

Section 2.04 Term. The term of the Company began upon the acceptance of the Articles of Organization by the Secretary of State and shall continue in perpetuity, unless its existence is sooner terminated pursuant to Article XIII of this Agreement.

Section 2.05 Registered and Principal Place of Business; Registered Agent.

(a) The registered and principal offices of the Company in the State of California shall be as set forth in the Articles of Organization, as amended from time to time (or in such other document as may be used to notify the Secretary of State of any changes in the Company’s registered office and/or principal office). The Managers may change the registered office and principal office from time to time in their sole discretion, without amendment of this Agreement. The Managers shall notify the Members of any such change, but notice shall not be a condition to the effectiveness of any such change.

(b) The name and address of the Company’s initial registered agent shall be as set forth in the Articles of Organization, as amended from time to time (or in such other document as may be used to notify the Secretary of State of any changes in the Company’s registered agent). The Managers may change the registered agent from time to time in their sole discretion, without amendment of this Agreement. The Managers shall notify the Members of any such change, but notice shall not be a condition to the effectiveness of any such change.

Section 2.06 Qualification in Other Jurisdictions. The Managers shall cause the Company to be qualified, formed, or registered in any jurisdiction in which the Company conducts business and in which such qualification, formation, or registration is required by law or deemed advisable by the Managers. The Managers, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to do business.

Section 2.07 Members. Columbia is currently the sole member of Company.

ARTICLE III

CAPITAL; CAPITAL ACCOUNTS

Section 3.01 Budgeted Capital Contributions. The Members shall make Capital Contributions to the Company from time to time in accordance with the Project Plan and Budget and each Annual Operating Plan and Budget. Such contributions shall be made by the Members in accordance with their respective Percentage Interest. Budgeted Capital Contributions shall be due and payable on the dates specified in the Project Plan and Budget or Annual Operating Plan and Budget, as applicable. Capital contributions of the Members may be in the form of cash or any other form acceptable to Management. Concurrent with the execution of this Agreement, each Member shall make (or has already made prior to the date hereof), the Initial Capital Contribution.

Section 3.02 Additional Capital Contributions. If the Managers at any time, or from time to time, determine that the Company requires additional Capital Contributions, then the Managers shall give notice to each Member of: (a) the total amount of additional Capital Contributions required; (b) the reason the additional Capital Contribution is required; and (c) the date each Member’s additional Capital Contribution is due and payable, which date shall be thirty (30) days after the notice has been given. Capital Contribution shall be funded, pari passu, in proportion to the Members’ respective Percentage Interest.

Section 3.03 Failure to Fund Capital Call. If any Member (a “Defaulting Member”) fails to fund, in full, any Capital Contribution to be funded under Sections 3.01 or Section 3.02, by the required date, any Member that has fully funded its Capital Contribution (the “Contributing Member”) by the required date shall have the right, but shall not be obligated, to fund the amount of the Defaulting Member’s Capital Contribution that was not funded (the “Default Amount”), and shall have the right to exercise the following remedies:

(a) Member Loans. The Contributing Member may fund all or any portion of the Default Amount as a “Member Loan,” which shall be treated as loaned by the Contributing Member to the Defaulting Member, and in turn, contributed by the Defaulting Member to the Company. Any such Member Loan shall bear interest at an annual rate which is the higher of [(i) twenty-five percent (25%) per annum; and (ii) five hundred (500) basis points over the Prime Rate, adjusting when and as the Prime Rate adjusts]; provided that such amount shall not exceed the State of California usury limits. Each Member Loan shall be due and payable in full upon the earlier of one (1) year from the date advanced or the dissolution of the Company.

(b) Security for Member Loan. Until such time as a Member Loan has been repaid in full by the Defaulting Member, all distributions pursuant to Article V that would otherwise be paid to the Defaulting Member shall instead be paid directly to the Contributing Member. Such amounts shall be deemed distributed by the Company to the Defaulting Member pursuant to this Agreement and then paid by the Defaulting Member to the Contributing Member and shall be applied first against accrued but unpaid interest owing with respect to the Member Loan and then in reduction of the principal balance thereof.

(c) Maturity of Member Loan. If, upon the maturity of a Member Loan (taking into account any agreed upon extensions thereof), any principal thereof and/or accrued interest thereon remains outstanding, then the Contributing Member may elect any one (1) of the following options: (i) to renew such Member Loan pursuant to the terms and provisions of Section 3.03(a); or (ii) to contribute all or any portion of such outstanding principal of, and accrued interest on, such Member Loan (or portion thereof) to the capital of the Company in the manner described in Section 3.03(d) in satisfaction of such Member Loan. If subsection (ii) of the preceding sentence is selected: (A) the Defaulting Member shall be deemed to have received a distribution equal to the amount of the outstanding principal amount of the Member Loan so contributed (plus the accrued and unpaid interest thereon); (B) the Capital Account and the unreturned Capital Contributions of the Defaulting Member shall be reduced by such amount; (C) the Defaulting Member shall then be deemed to have repaid the outstanding principal of such Member Loan (plus the accrued and unpaid interest thereon); and (D) the Capital Account and the Capital Contributions of the Contributing Member shall be increased by the amount of the Member Loan (plus the accrued and unpaid interest thereon). Failure of the Contributing Member to give written notice to the Defaulting Member within thirty (30) days after maturity shall be deemed to constitute an election to renew such Member Loan for an additional term of one hundred eighty (180) days on the terms set forth herein.

(d) Capital Contribution of Default Amount/Dilution. Instead of making a Member Loan, the Contributing Member may elect to have all or any portion of the Default Amount be treated as a Capital Contribution. Upon any such contribution by the Contributing Member: (i) the Percentage Interest of the Defaulting Member shall be decreased by the Dilution Percentage; and (ii) the Percentage Interest of the Contributing Member shall be increased by the reduction in the Dilution Percentage of the Defaulting Member. The “Dilution Percentage” shall equal the amount expressed in percentage points calculated based upon the following formula: Dilution Percentage = one hundred twenty-five percent (125%) multiplied by the quotient of (x) the Default Amount divided by (y) the total unreturned Capital Contributions of all Members (including the Default Amount contributed by the Contributing Member). Any adjustments to the Percentage Interest of any Member shall be rounded to the nearest one one-hundredth of one percentage point (.01%). To illustrate, if (A) the Percentage Interest and unreturned Capital Contributions of XYZ Co. and ABC Co. were each fifty percent (50%) and five thousand dollars ($5,000), (B) an additional Capital Contribution of one thousand dollars ($1,000) was required to be made by the Members on a 50/50 basis, (C) ABC Co. failed to fund its share of the required Capital Contribution (i.e., five hundred dollars ($500)), and (D) XYZ Co. funded its share of the required Capital Contribution, as well as ABC Co.’s share (i.e., a total contribution of one thousand dollars ($1,000)), then the Dilution Percentage would be five and sixty-eight hundredths percent (5.68%) (i.e., 125% x $500/$11,000), and the Percentage Interest of ABC Co. would be reduced from fifty percent (50%) to forty-four and thirty-two hundredths percent (44.32%), while the Percentage Interest of XYZ Co. would be increased from fifty percent (50%) to fifty-five and sixty-eight hundredths percent (55.68%). In addition, the unreturned Capital Contributions of each Member would be deemed to be equal to its revised Percentage Interest multiplied by the total unreturned Capital Contributions of the Members.

(e) Member Default. In addition, in the event a Contributing Member elects not to fund the Default Amount as a Member Loan, the Default Amount shall bear interest at the same rate that would apply in the case of a Member Loan until paid, and the Company shall withhold and offset any distributions pursuant to Article V that would otherwise be made to the Defaulting Member against the Default Amounts and accrued interest thereon, until the Default Amount plus all accrued and unpaid interest thereon has been paid.

(f) Enforceability of Provisions. THE MEMBERS ACKNOWLEDGE AND AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF, THE REMEDIES PROVIDED FOR IN THIS SECTION 3.03 ARE FAIR AND REASONABLE AND DO NOT CONSTITUTE A FORFEITURE OR PENALTY. THE MEMBERS FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 3.03 AND AGREE AND COVENANT NOT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH REMEDY AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW OR EQUITY AND/OR ARBITRATION (OR OTHERWISE).

Section 3.04 Issuance of New Interests.

(a) To the extent the Managers determine that the raising of additional capital through the issuance of New Interests is in the best interest of the Company, such offering shall be conducted in accordance with the terms of this Section 3.04.

(b) Each Member (a “Offered Member”) shall have the right of first refusal to purchase, in proportion to their Percentage Interest, any New Interests that the Company may, from time to time, propose to issue and sell after the date hereof, together with rights of overallotment such that, if any Member fails to exercise its rights hereunder to purchase such New Interests to the fullest extent permitted hereby, the Offered Members may purchase up to their Percentage Interest (determined with reference only to those Offered Members exercising overallotment rights) of New Interests that other Offered Members have elected not to purchase.

(c) In the event the Company proposes to undertake an offering of New Interests, it shall give each Offered Member entitled to purchase such New Interests written notice of its intention to do so at least thirty (30) days prior to such issuance, describing such New Interests and the price and terms upon which the Company proposes to issue the same (the “Original Notice”). Such Offered Member may purchase such number of New Interests up to such Offered Member’s Percentage Interest of such New Interests (the “Full Amount”) for the price and upon the terms specified in the Original Notice by giving written notice to the Company no later than fifteen (15) days after the date of receiving the Original Notice (the “Notice Date”) identifying the number of New Interests (up to the Full Amount) to be purchased. If any Offered Member fails to deliver a written notice electing to purchase such Offered Member’s Full Amount by such Notice Date, the Company will give all other Offered Members entitled to purchase such New Interests a written notice identifying such additional New Interests as are available for purchase, and the right of overallotment (as described in Section 3.04(b)) may be exercised by all other Offered Members within five (5) days after receipt of such notice.

(d) In the event the Members entitled to purchase such New Interests fail to exercise such preemptive right or overallotment right in full within said periods the Company shall have one hundred eighty (180) days thereafter to conduct the offering and sell the New Interests as to which the Members’ rights were not exercised, at a price and upon terms no more favorable to the purchasers thereof than those specified in the Original Notice. In the event the Company has not sold such New Interests within said one hundred eighty (180) day period, the Company shall not thereafter issue or sell any New Interests without first offering such New Interests to the Members entitled to purchase such New Interests in the manner provided in this Section 3.04.

Section 3.05 No Personal Liability. No Member shall have any personal liability for any obligation of the Company.

Section 3.06 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member in accordance with Treasury Regulations §1.704-1(b)(2)(iv) and §1.704-2. Each Member’s Capital Account will be increased by: (i) the amount of money contributed by such Member to the Company; (ii) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such property that the Company assumes or takes subject to for purposes of Code §752); and (iii) allocations to such Member of Company Profits and other allocations to such Member of items of Company income or gain. Each Member’s Capital Account will be decreased by: (i) the amount of money distributed to such Member by the Company; (ii) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code §752); and (iii) allocations to such Member of Company Losses and other allocations to such Member of items of Company loss or deduction. The Company may, upon the occurrence of the events specified in Treasury Regulations §1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(f) and §1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(b) The rules set forth in this Section 3.06 are intended to comply with the requirements of the Code and Treasury Regulations. If, in the opinion of the Managers and the Company’s tax advisors, the rules set forth in this Section 3.06 must be modified in order for the Company to comply with the requirements of the Code or the Treasury Regulations, then the method in which Capital Accounts are maintained shall be so modified.

Section 3.07 Interest on Capital Contributions. No Member shall receive interest on his, her or its Capital Contribution.

Section 3.08 Return of Capital Contributions. Except as otherwise provided in this Agreement or required under the Act, no Member shall have the right to receive anything but cash in return of the Member’s Capital Contribution.

Section 3.09 Negative Capital Accounts. Except as required under the Act or any other provision of this Agreement, no Member shall be required to pay to any other Member or the Company any deficit or negative balance with may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.10 Loans. If the Managers so approve, any Member may, at any time, make or cause a loan to be made to the Company in any amount and on then existing market terms for arm’s length transactions which are customary for the specific loan being made, upon which the Managers and such Member agree.

ARTICLE IV

ALLOCATION OF PROFITS AND LOSSES

Section 4.01 Allocations of Company Profits. After giving effect to the special allocations set forth in Section 4.04, Company Profits shall be allocated to the Members in proportion to their Percentage Interests.

Section 4.02 Allocations of Company Losses. After giving effect to the special allocations set forth in Section 4.04, Company Losses shall be allocated to the Members to the extent of, and in proportion to, their positive Capital Account balances, and thereafter in proportion to their Percentage Interests.

Section 4.03 Limitation on Company Loss Allocation. Notwithstanding anything contained in this Article IV, no Member shall be allocated Company Losses or a Company deduction to the extent such allocation would cause or increase a Deficit Capital Account with respect to such Member as of the end of any taxable year. In the event some but not all of the Members would have Deficit Capital Account as a consequence of losses allocated pursuant to this Article IV, the limitation set forth in this Section 4.03 shall be applied on a Member by Member basis so as to allocate the maximum permissible losses to each Member under Treasury Regulations §1.704 1(b)(2)(ii)(d).

Section 4.04 Special Allocations. The following special allocations will be made in the following order:

(a) Except as otherwise provided in Treasury Regulations §1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to each Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations §1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations §1.704-2(f)(6) and §1.704-2(j)(2). This Section 4.04(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations §1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Treasury Regulations §1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations §1.704-2(i)(4) and §1.704-2(j)(2). This Section 4.04(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations §1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), §1.704- 1(b)(2)(ii)(d)(5), or §1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Member’s Deficit Capital Account.

(d) In the event any Member has a Deficit Capital Account at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such Deficit Capital Account as quickly as possible, provided that an allocation pursuant to this Section 4.04(d) shall be made only if and to the extent that such Member would have a Deficit Capital Account after all other allocations provided for in this Article IV (other than Section 4.04(c) and Section 4.04 (d) have been made.

(e) Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Percentage Interests.

(f) Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations §1.704-2(i)(1).

(g) To the extent that an adjustment to the tax basis of any Company property pursuant to Code §734(b) or §743(b) is required pursuant to Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) or §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain or loss and shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) applies. Other items of gain or loss shall be allocated in a manner consistent with the manner in which the corresponding adjustments to Capital Accounts are made.

(h) Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an Interest by the Company to a Member shall be allocated among the Members so that, to the extent possible, the net amount of such items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each Member if such items had not been realized.

(i) All recapture of income tax deductions resulting from the sale or disposition of Company property shall be allocated to the Members to whom the deduction that gave rise to such recapture was allocated hereunder, or to such Members’ successors, to the extent that such Members are allocated any gain from the sale or other disposition of such property.

(j) The special allocations required under this Section 4.04 (other than this Section 4.04(k)) are intended to comply with the Treasury Regulations. It is the intent of the Company that all special allocations made pursuant to Sections 4.04(a) – (j) shall be offset either with other special allocations made pursuant to Sections 4.04(a) – (j) or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.04(k). Therefore, the Manager may, in his or her sole discretion, make, pursuant to this Section 4.04(k), such offsetting special allocations of Company income, gain, loss, or deduction in any manner the Manager and the Company’s tax advisors determine to be appropriate, consistent with the goal that each Member’s Capital Account balance be, to the extent possible, equal to the Capital Account balance such Member would have had in the absence of any allocations pursuant to Sections 4.04(a) – (j).

(k) The Members expect and intend that upon the liquidation of the Company, after giving effect to all contributions and all allocations for all periods, each Member’s Capital Account will have a positive balance equal to the amount of proceeds distributable to such Member. If in the opinion of the Manager and the Company’s tax advisors this intended result would not be achieved without modification of the allocations required under this Article IV, then the allocations required under this Article VI shall be modified in a manner consistent with Treasury Regulations §1.704-1(b) and §1.704-2 to the extent necessary to cause each Member’s Capital Account to have a balance equal to the amount of proceeds distributable to such Member upon the liquidation of the Company.

(l) If the Manager and the Company’s tax advisors determine that the allocation of any item of Company income, gain, loss, deduction, or credit is not specified in this Article IV (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction, or credit under this Article IV is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations §1.704-1(b) and the factors set forth in Treasury Regulations §1.704-1(b)(3)(ii) (a “misallocated item”), then the Manager may allocate such unallocated item, or reallocate such misallocated item, to reflect the Members’ economic interests in the Company.

Section 4.05 Other Allocation Rules.

(a) Company Profits, Company Losses and all other items of Company income, gain, loss, deduction and credit shall be determined by the Manager on a daily, monthly, or other basis, using any method permitted under Code §706 and the Treasury Regulations.

(b) The Members are aware of the tax consequences of the allocations required under this Article IV, and each Member hereby agrees to be bound by the provisions of this Article IV in reporting such Member’s share of Company income, gain, loss and deduction for federal income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulations §1.752-3(a)(3)), the Members’ interests in Company profits are in proportion to their Percentage Interests.

(d) As between a Member and any permitted (under this Agreement) transferee of all or any portion of such Member’s Interest, Company Profits and Company Losses shall be allocated by the Manager in a manner intended to comply with Code §706 and the Treasury Regulations promulgated thereunder. In order to make such an allocation, the Manager may, in their discretion, close the Company’s books on the date of such permitted transfer.

Section 4.06 Allocations Solely for Tax Purposes.

(a) Allocations required under this Section 4.06 are solely for tax purposes and shall not affect any Member’s Capital Account or any Member’s share of any distribution from the Company.

(b) Allocations of tax credits, tax credit recapture, tax benefit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managers taking into account the principles of Treasury Regulations §1.704-1(b)(4)(ii).

(c) Items of Company income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code §704(c) so as to take account of any variance between the tax basis of such property to the Company and its Book Value.

(d) If the Book Value of any Company property is adjusted in determining Company Profits or Company Losses, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such Company property shall take account of any variation between the tax basis of such Company property and its Book Value in the same manner as required under Code §704(c).

ARTICLE V

DISTRIBUTIONS AND DISTRIBUTABLE CASH

Section 5.01 Distributions Generally. The Managers shall determine whether, and to what extent, distributions shall be made by the Company to the Members, provided that no distribution shall be made if such distribution would violate the Act or other comparable applicable law or if such distribution is prohibited in any loan agreements for borrowed money between the Company and its lenders.

Section 5.02 Distributions of Distributable Cash. Subject to Section 5.03 and Section 5.04 hereof, to the extent authorized by the Managers, Distributable Cash, if any, realized by or available to the Company shall be distributed no less frequently then quarterly as follows and in the following order of priority:

(a) First, to pay unpaid accrued interest on Member Loans or other outstanding loans made pursuant to Section 3.10, with accrued interest repayment on Member Loans to receive priority over interest repayment on such other loans, and then to pay the principal of any such Member Loans and such other outstanding loans made pursuant to Section 3.10, with principal repayment on Member Loans to receive priority over principal repayment on such other loans; and

(b) Second, the balance, if any, to and among the Members in accordance with and in proportion to their respective Percentage Interests.

Section 5.03 Distribution of Sales Proceeds. Upon a Sale of the Company, the Sales Proceeds attributed to such sale shall be distributed in the following priority after all required allocations of Company Profits, Company Losses and other items have been made:

(a) First, to pay unpaid accrued interest on Member Loans or other outstanding loans made pursuant to Section 3.10, with accrued interest repayment on Member Loans to receive priority over interest repayment on such other loans, and then to pay the principal of any such Member Loans and such other outstanding loans made pursuant to Section 3.10, with principal repayment on Member Loans to receive priority over principal repayment on such other loans;

(b) Second, to the Members, in proportion to their respective Capital Contributions, until the Members have received the amount of their Capital Contributions; and

(c) Third, the balance, if any, to the Members in proportion to their respective positive Capital Account balances.

Section 5.04 Distributions in Respect of Members’ Income Tax. The Managers shall cause the Company to make distributions out of Distributable Cash within seventy-five (75) days after the end of any Fiscal Year of the Company to each of the Members, in an amount equal to: (a) the excess of (i) the total amount of taxable income allocated to such Members for such Fiscal Year (other than income attributable to a Capital Event), over (ii) the amount, if any, by which the sum of all items of deduction and loss allocated to such Members from the Company for all prior Fiscal Years exceeds the sum of all items of taxable income allocated to such Members for all prior Fiscal Years; multiplied by (b) the Tax Percentage (the “Tax Distributions”); provided, however, that subsequent distributions to the Members made during such Fiscal Year and subsequent Fiscal Years shall be adjusted as necessary to ensure that, over the period of time since the date of this Agreement, the aggregate cash distributed to a Member shall be equal to the amount to which such Member would have been entitled had there been no Tax Distributions. In the event that in any Fiscal Year Distributable Cash is insufficient to permit the payment in full of the Tax Distributions computed as set forth above, then in any Fiscal Year in which Distributable Cash exceeds required Tax Distributions, the Tax Distributions payable under this Section 5.04 shall be increased (but not in excess of Distributable Cash) until such deficiency has been recouped.

ARTICLE VI

MANAGEMENT

Section 6.01 Management. The Managers have the exclusive right to supervise the management of the Company’s business. Accordingly, except as otherwise specifically limited in this Agreement or under applicable law, the Managers have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Managers may delegate any of their rights and powers to any officer of the Company. All decisions by the Managers which are not reserved to Members or delegated to officers shall be determined by a vote of the majority of the interests represented by each Manager as set forth below in Section 6.02.

Section 6.02 Appointment; Tenure and Qualifications. Subject to the provisions of Section 10.02, there shall be three (3) Managers of the Company. As of the date hereof, the Managers shall be Michael Abbott, Nicholas Vita, and Robert Mayerson. Each Manager shall be apportioned an equal share of the Percentage Interest of Company for the purposes of voting. Each Manager shall serve as a Director on the Company’s Board of Directors (hereinafter, “Board”). Michael Abbott shall serve as Chair of the Board and Nicholas Vita shall serve as Vice-Chair of the Board.

Section 6.03 Resignation and Removal of Managers; Filling Vacancies.

(a) Except as set forth in Section 10.02 and Section 12.01, any Manager may only be removed by the applicable Person entitled to nominate such Manager pursuant to Section 6.02. Any Manager may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(b) Except as provided in Section 10.02, at any time a vacancy is created by the removal or resignation of any Manager, the applicable Person entitled to nominate the former Manager as provided in Section 6.02 shall nominate a Person to fill such vacancy. If within thirty (30) days, no individual shall have been nominated to fill such vacancy, such vacancy may be filled with a nominee designated by the remaining Manager(s). In the event that any Person who shall have failed to nominate a Manager to fill such vacancy in accordance with Section 6.02 shall continue to be entitled to nominate a Manager in accordance with Section 6.02, such Person may at any time direct the removal of the Manager nominated in accordance with the preceding sentence and the appointment of its nominee as a Manager.

(c) In the event that any Person referred to in Section 6.02 is no longer entitled to nominate a Manager pursuant to Section 6.02, such Manager shall immediately resign or, if he or she fails to do so, may be removed by the remaining Manager(s), who shall act as the sole Manager(s) of the Company.

Section 6.04 Officers.

(a) The Managers shall, from time it time, appoint and remove officers (“Officers”) to management of the day to day operations of the Company, and may assign such titles and delegate such responsibilities to them as they may determine and pay such Officers appropriate compensation for their services. Each Officer shall hold office until his or her successor shall be duly designated and qualified or until he or she has been removed in the manner hereinafter provided. The Officers shall be entitled to such compensation for their services as the Managers may determine. Notwithstanding the foregoing, any decision or action which is a Major Decision shall not be within the management of the day-to-day affairs of the Company and shall require the approval of the Members as set forth in Section 6.05.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, as determined by the Managers.

Section 6.05 Major Decisions; Deadlock.

(a) Notwithstanding the general delegation of power to the Officers set forth in Section 6.04, Major Decisions shall require the approval of the Members holding a Majority Interest. For purposes of this Agreement, a “Major Decision” is defined as follows:

(i) incurrence of any indebtedness or other liability that would result in any personal recourse liability to any Member or to any Affiliate of a Member;

(ii) entering into, modifying or enforcing the rights of the Company under any Related Party Agreement or any contract or agreement which obligates the Company to make aggregate payments in excess of one hundred thousand dollars ($100,000);

(iii) except in the ordinary course of business, entering into any material license agreement, reciprocal easement agreement, conditions, covenants and restrictions, or other similar agreements or easements materially affecting any portion of the Company’s assets or title thereto;

(iv) approval of each Annual Operating Plan and Budget and any amendments or modifications to the Project Plan and Budget or any Annual Operating Plan and Budget;

(v) establishing working capital and other reserves by or on behalf of the Company or any subsidiary, and determining the amount of Distributable Cash;

(vi) changing accounting policies, or approving, publishing or distributing, audited or unaudited accounts of the Company or any subsidiary except to the extent required by applicable law;

(vii) any decisions and actions with respect to any tax matters, including, without limitation, tax elections and other actions taken by the Tax Matters Partner for the Company to the extent permitted by applicable law;

(viii) indemnifying and advancing expenses in relation to any claim for indemnification to any Indemnified Person;

(ix) the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the enforcement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolutions, and the incurring of legal expenses, where the amount involved is reasonably expected to exceed fifty thousand dollars ($50,000);

(x) the request for additional Capital Contributions outside the Annual Operating Plan and Budget from existing Members or the issuance of New Interests to an existing Member or other Person, voting rights, rights to distributions, warrants, options, securities convertible into Interests or other rights to acquire Interests in the Company, and the admission of any Person as a Member in the Company;

(xi) any merger, reorganization, recapitalization or similar transaction involving the Company or any subsidiary;

(xii) the formation of any subsidiary and the ownership structure of subsidiary, and the terms and provisions of the organizational documents and governing agreements of such entity;

(xiii) changing the name of the Company or any subsidiary, other than as required by applicable law, or changing the registered office or, registered agent of the Company;

(xiv) upon the liquidation of the Company, the appointment of one or more Persons to act as the liquidator of the Company;

(xv) entering into an agreement or modifying an agreement regarding the payment by the Company of salaries or other compensation to any Member, Manager or Officer or to any Affiliate thereof;

(xvi) any material amendment to, modification of, or termination of, any matter that was a Major Decision under this Section 6.05(a);

(xvii) the compromise of a Member’s obligation to return money or other property paid or distributed to a Member in violation of the applicable law including the Act;

(xviii) an Unsuitable Determination as set forth in Article XII;

(xix) the compromise of the Company’s remedies against the any Member or Manager afforded under this Agreement or under applicable law including the Act; and

(xx) the use of the Company’s property to redeem an interest subject to a charging order.

(b) If the Members holding a Majority Interest are divided on a Major Decision, a “Deadlock” will be deemed to exist. In such event, any Member may, in its sole discretion, initiate the following proceedings, by written notice to the other Member (an “Initiation Notice”):

(i) For a period of ten (10) days after an Initiation Notice is delivered (the “Cooling-Off Period”), the Members will attempt to resolve the Deadlock. In the event the Members are unable to reach a resolution by the end of the Cooling-Off Period, the Members shall arrange a meeting including their respective counsel within fifteen (15) days of the expiration of the Cooling-Off Period (the “Initial Counsel Meeting”). If the Members are unsuccessful in resolving the Deadlock during the Initial Counsel Meeting, the Members and their respective counsel shall arrange a second meeting within ten (10) days of the Initial Counsel Meeting (the “Final Counsel Meeting”).

(ii) In the event the Members are unsuccessful in resolving the Deadlock during the Final Counsel Meeting, the Member whose designated Manager is proposing the Major Decision (the “Proposing Member”) shall have an additional thirty (30) days in which it may either: (i) withdraw the proposal; or (ii) submit a written offer to purchase all (but not less than all) of the Interests of the other Members (collectively, the “ Opposing Member ”) for a stated price (the “Deadlock Purchase Price”). Failure to timely submit a written offer shall be deemed to mean that the Proposing Member has determined to withdraw the proposal, in which event the action giving rise to the Deadlock shall be resolved in favor of the Opposing Party.

(iii) Within thirty (30) days after receipt of the Proposing Member’s offer, the Opposing Member shall give written notice to the Proposing Member electing to do one of the following: (i) purchase all of the Proposing Party’s Interest at the Deadlock Purchase Price; (ii) sell the Opposing Member’s Interest to the Proposing Member at the Deadlock Purchase Price; or (iii) do neither of those things, in which event the action with respect to which the Deadlock arose shall be resolved in favor of the Proposing Party.

(iv) If the Opposing Member exercises its right to purchase or sell pursuant to Section 6.05(b)(ii), the closing of the sale shall take place pursuant to this Section 6.05(b)(iv), unless the Proposing Member, within fifteen (15) days following the expiration of the thirty (30) day period described in Section 6.05(b)(iii), notifies the Opposing Party that the action with respect to which a Deadlock arose has been resolved in favor of the Opposing Party. If a sale pursuant to the preceding provisions of this Section 6.05 occurs, the closing shall take place at the office of the Company within fifteen (15) days following the expiration of the fifteen (15) day period set forth in this Section 6.05(b)(iv), unless the parties otherwise agree. The purchaser shall pay the entire Deadlock Purchase Price to the seller in cash by wire transfer or certified funds. The purchaser shall execute and deliver to the seller a document (in form and substance reasonably satisfactory to the seller) indemnifying the seller from and against any and all personal liabilities and obligations of the seller with respect to debts of the Company. The purchaser and seller shall cause any Member Loans made by the seller to the Company, together with interest accrued thereon, to be repaid at the closing. On due performance by the purchaser, the seller shall execute and deliver all deeds, assignments, and other instruments as may be reasonably required to vest in the purchaser the seller’s Interest, free and clear of all liens and encumbrances. By notice given not later than five (5) days prior to closing, the purchaser shall have the right to designate a Person other than the purchaser to whom the Interests in question should be transferred.

(v) If the purchaser fails to consummate the purchase, pay the Deadlock Purchase Price, and perform all of the purchaser’s other obligations in accordance with Section 6.05(b)(iv), the seller, in addition to and not by way of limitation of any other rights or remedies available at law or in equity, shall have the right to:

(A) purchase all of the Interests held by the defaulting purchaser at a price equal to eighty percent (80%) of the Deadlock Purchase Price set forth in Section 6.05(b)(iii); or

(B) consider the issue with respect to which there was a Deadlock to have been resolved in the seller’s favor and cause the Company to act or decline to act accordingly.

To elect the remedies set forth in either clause (A) or (B), the seller shall give written notice to the defaulting purchaser within thirty (30) days after the default. If the seller elects to exercise the right to purchase the Interests of the defaulting purchaser, the closing of the purchase shall take place at the office of the Company on the date and at the time specified in the notice, which shall be not less than fifteen (15) days or more than thirty (30) days after the date of the notice.

(c) Except as expressly set forth herein, no sale pursuant to this Section 6.05 shall relieve the seller or purchaser from any duty or obligation owed to the Company or the other Member which accrued prior to the date of the sale or shall constitute a waiver or release of claims with respect thereto.

Section 6.06 Restrictions on Authority of the Managers.

(a) Subject to the provisions of Section 14.01, the Managers shall not have the authority to amend the terms or conditions of the Articles of Organization or this Agreement without approval of Members holding a Majority Interest.

(b) The Managers shall not have the authority to effect a Sale of the Company or authorize the dissolution or bankruptcy reorganization or liquidation of the Company without the approval of Members holding a Majority Interest.

Section 6.07 Compensation of Managers.

(a) Unless and until revised by the unanimous vote of the Members, the Managers, in in their capacity as such, shall not be entitled to any annual compensation, but shall be reimbursed for all reasonable expenses incurred on behalf of the Company.

Section 6.08 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively on any grant of any power or authority to the Managers or Officers under this Agreement.

ARTICLE VII

MEMBERS

Section 7.01 No Control of the Company. Except for any right to designate Managers under Section 6.02 or to vote as specifically provided in Section 6.06, no Member shall take part in the management, operation or control of the business or affairs of the Company, and no Member other shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

Section 7.02 Voting Rights; Meetings of Members.

(a) Except as otherwise provided herein, any matter submitted for approval of the Members shall require the approval of Members holding a Majority Interest.

(b) The Company may hold an annual meeting of the Members at a time and place determined by the Managers. In addition, the Managers may call a meeting of Members at any time. Notice of a meeting of Members at which the Members will be requested to vote on any matters shall be given not less than ten (10) days prior to the date scheduled for the meeting. Meetings may be conducted in person or telephonically.

Section 7.03 Uncertificated or Certificated Securities. Unless the Managers decide otherwise, the interests of the Members in the Company shall not be certificated.

Section 7.04 Limitation on Authority of Members. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member. Section 7.01 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of Section 7.01 shall be solely responsible for any and all losses and expenses incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such losses and expenses.

Section 7.05 Other Business Interests.

(a) Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member or any Affiliate thereof, to conduct any other business or activity whatsoever, and Members shall not be accountable to the Company or to any other Member with respect to that business or activity; provided, however, that nothing in this Section 7.05 shall affect or supersede any such restrictions imposed on a Member by any other contract or agreement to which both the Company and/or any of its Affiliates, and such Member are a party. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or such other Member’s Affiliates. Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arms’ length and on commercially reasonable terms, but must, in each case, be determined by the Managers.

(b) The sole exception to Section 7.05(a) is for any Member’s business or activity that is in direct competition to the Company within the jurisdiction of the State of California, which shall be expressly prohibited without the prior written approval of all other Members. Each Member understands and acknowledges that Columbia and its Affiliates presently and in the future may conduct businesses and activities outside of the jurisdiction of the State of California that are substantially similar to that of the business of the Company. Each Member hereby agrees to irrevocably waive (i) any right to prevent, impede, limit or otherwise restrict Columbia and its Affiliates’ rights to conduct such businesses and activities and (ii) any right to share or participate in such businesses and activities, unless otherwise agreed upon in writing. Each other Member or any Affiliate thereof hereby agrees not to own, manage, operate or otherwise provide any services whatsoever to any individual, partnership, company or any other business substantially similar to, or directly or indirectly competitive with, the Company, as determined by a majority vote of the Managers, whether or not now in existence, and whether or not within the jurisdiction of the State of California, without the prior written approval of all Members. All Company management contracts, employment contracts, consultant/advisor/counsel contracts, and all other third-party services agreements entered into with the Company shall contain a non-compete provision.

(c) The Members, including any Affiliates thereof, hereby agree not to directly or indirectly circumvent the restrictions and limitations expressed in Sections 7.05 nor the relationship between another Member and any third parties whom such other Member introduces to the Company in any manner, including but not limited to any investors, directors, officers, managers, employees, agents, consultants or advisors of any other Member for the term of this Agreement and for a subsequent period of one (1) year after the termination or expiration thereof. All Company management contracts, employment contracts, consultant/advisor/counsel contracts, and all other third-party services agreements entered into with the Company shall contain a non-circumvent and non-solicitation provision.

Section 7.06 Business Transactions of a Member with the Company. Except as otherwise stated in this Agreement or required under the Act, the Members may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for and transact other business with the Company and (subject to applicable law) shall have the same rights and obligations with respect to any such matter as a Person who is not a Manager.

Section 7.07 Third-Party Loans to the Company. If the Company obtains a commitment for financing of the Project which requires a personal guaranty or completion guaranty, the Members shall be jointly responsible for providing any personal guaranties and/or completion guaranties If any Member shall become liable and in fact pay any obligation under such guaranties, each of the Members shall, upon demand, be liable for their share of the total obligations incurred by said Member, as applicable, in accordance with their Percentage Interest. The foregoing obligations shall survive the dissolution of the Company or the termination of this Agreement.

Section 7.08 Confidentiality.

(a) Each Member recognizes and acknowledges that by virtue of its relationship with the Company it may be exposed to, discover, develop, generate or contribute to the Company’s Proprietary Information. Each Member agrees that it will not, at any time or in any manner, either directly or indirectly, publish, communicate, divulge, disclose, disseminate or otherwise reveal to any Person, or use for any purpose whatsoever any Proprietary Information, except as may be necessary in the course of performing authorized services for the Company or as may be required by applicable order of court, law, statute or regulation. Each Member further agrees to notify the Company before disclosing any Proprietary Information under compulsion of law. Each Member hereby acknowledges that all Proprietary Information is valuable, material and will significantly affect the effective and successful conduct of the Company’s business and its goodwill. Each Member will take all necessary steps and precautions to protect any Proprietary Information and shall comply with all policies of the Company in regard to Proprietary Information. Upon the Company’s request, any Member shall promptly return to the Company any and all correspondence, notes, data and documents containing or reflecting Proprietary Information, keeping no copies for itself. The rights and protections granted herein are in addition to the rights, remedies and protections afforded to the Company under any applicable law, statute or regulation.

(b) For the purposes of this Agreement, the term “Proprietary Information” shall mean all information or data relating to the business and affairs of the Company and the individual Members not generally known outside of the Company, including, without limitation, any of the Company’s or individual Member’s processes, data, designs, compilations of information, apparatus, computer programs, information of or relating to suppliers or customers, customer requirements, vendors, cost or price data, research data, business plans, marketing or sales plans or information, financial data, salary information, policies and procedures, sales know-how or any other information that may be considered to be proprietary to or a trade secret of the Company or individual Member, whether or not such information is considered a trade secret within the meaning of applicable law. Information shall not be considered “Proprietary Information” if any of the following apply: (i) it is already in or enters into the public domain otherwise than as a consequence of a breach of the terms of this Agreement; (ii) it is already properly and lawfully in the possession of the receiving party and is not subject to any obligation of secrecy on the receiving party’s part; or (iii) it becomes available to a party on a non-confidential basis from a source other than the Company or individual Member, provided that such information was properly and lawfully in the possession of such source and not, to the receiving party’s actual knowledge, subject to any obligation of secrecy on the part of such source.

Section 7.09 Representations of Members. As of the date hereof, each Member hereby represents and warrants to the Company and to the other Members (severally and not jointly), solely as to itself, that:

(a) such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement constitutes the legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms;

(c) no consents or approvals are required from any governmental authority or other Person or entity for the Member to enter into this Agreement and become a member of the Company, and all corporate, limited liability company, or limited partnership action on the part of such Member, as applicable, necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken;

(d) the execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene, to the best knowledge of such Member, the provisions of any material agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject or, if such Member is not an individual, its organizational documents;

(e) such Member is acquiring an interest in the Company for its own account, for investment, and not with the view to a sale of such interest in connection with any distribution of interests in the Company;

(f) such Member has the educational, financial and business background and knowledge so as to be capable of evaluating the merits and risks of an investment in the Company and has the capacity to protect its own interests in making this investment and to withstand the total loss of capital invested in the Company;

(g) such Member understands that neither the Securities and Exchange Commission nor any state regulatory agency has passed upon or endorsed the merits of an investment in the Company; and

(h) such Member understands that its interest in the Company has not been and will not be registered pursuant to the Securities Act, or any applicable state securities laws, and is being issued pursuant to an exemption therefrom.

ARTICLE VIII

LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Liability.

(a) Except as otherwise provided by the Act, no Person shall be obligated personally for any indebtedness, obligation or liability of the Company solely by reason of being a Member or a Manager. To the maximum extent permitted by law, the failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing on any Member or Manager personal liability to third parties for the indebtedness, obligations or liabilities of the Company.

(b) Unless otherwise expressly specified in this Agreement, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by the Managers or Officers under this Agreement shall be made, given, exercised, taken or omitted as the Managers or Officers shall determine in their sole and absolute discretion. In connection with the foregoing, each Manager shall be entitled to consider such interests and factors as such Manager deems appropriate.

(c) In the event of a conflict between the interests of any Member and any other Member: (i) the Managers appointed by such Member shall not be obligated to recommend or take any action that prefers the interests of the Company or the other Members over their respective interests or the interests of such Member, and (ii) each Manager (for such Manager’s own account and on behalf of the Company) and Member hereby waives both (A) the fiduciary duty, including the duty of care and the duty of loyalty, if any, of the Managers and Members owed to the Company and/or its Members and (B) any claim or cause of action against the Managers and the Members for any breach of fiduciary duty owed to the Company or the Members by any such Person; provided, however, that Managers and Members shall act in good faith.

Section 8.02 Indemnification. In the absence of fraud, gross negligence, willful violation of this Agreement or other willful misconduct on the part of an Indemnified Person (which malfeasance shall have given rise to the matter at issue) and to the extent indemnification is not inconsistent with the Act, the Company shall indemnify and hold each Indemnified Person harmless from and against any and all losses, claims, damages, judgments, fines, liabilities, actions or proceedings (whether commenced or threatened) reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorney’s fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, “Losses”), incurred by such Indemnified Person in connection with or resulting from any claim, actions, suits, investigation or proceeding by reason of any acts, omissions or alleged acts or omissions arising out of any activity performed or not performed by, for, on behalf of or otherwise in furtherance of the interests of the Company by such Indemnified Person, provided that such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company or such Indemnified Person was wholly successful on the merits with respect to such claim, action, suit or proceeding and except that the Company shall not be required to indemnify or hold an Indemnified Person harmless from and against any amount agreed to be paid by such Indemnified Person in connection with the settlement of a claim unless the Company consents to such settlement and such settlement amount, which consent shall not be unreasonably withheld or delayed; and provided, further, that this Section 8.02 shall not apply with respect to a claim asserted against (or by) an Indemnified Person by (or against) the Company or another Manager or Member. Indemnification under this Section 8.02 shall include: (a) payment of reasonable attorneys’ fees and other expenses incurred in defending, contesting or settling any claim or threatened action or in connection with any legal proceeding; and (b) the removal of liens affecting the property of an Indemnified Person.

Section 8.03 Advancement of Expenses. To the extent an Indemnified Person acted in good faith, the expenses of any Indemnified Person incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and/or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Company. The provisions of this Section 8.03 do not affect any rights to advancement of expenses to which personnel of the Company other than such Indemnified Person may be entitled under any contract or otherwise.

Section 8.04 Insurance. The Company may purchase and maintain insurance on behalf of any Person that is or was a Manager, Officer, fiduciary, employee or agent of the Company against any claims, demands, losses, damages, liabilities or expenses incurred by such Person in such capacity or arising out of such Person’s status as a Member, Manager, Officer, fiduciary, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under the provisions of Section 8.02 or under the Act.

Section 8.05 Cumulative Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, approval of the Managers or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a Person who has ceased to be a Manager or Officer and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Person.

ARTICLE IX

TAX MATTERS; RECORDS AND ACCOUNTING

Section 9.01 Tax Matters Partner. Columbia is hereby designated as the Company’s “Tax Matters Partner” under Code §6231(a)(7) and shall have all the powers and responsibilities of such position as provided in the Code. The Managers are specifically directed and authorized to take whatever steps the Managers, in their discretion, deem necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Treasury Regulations issued under the Code. Each Member hereby agrees to cooperate with the Tax Matters Partner with respect to all matters within its authority as Tax Matters Partner. Expenses incurred by the Tax Matters Partner, in its capacity as such, will be borne by the Company.

Section 9.02 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes. The Managers shall, on behalf of the Company, cause there to be prepared all, federal, state, and local and other income tax returns that the Company is required to file. Within ninety (90) after the end of each Fiscal Year of the Company, the Managers shall send to each Member a report that shall include all necessary tax reporting information required by Members for preparation of their federal, state and local income or franchise tax returns, including each Member’s pro rata share of income, gain, loss and deduction for such Fiscal Year. The Managers shall send to each Member a complete copy of all tax returns filed by or on behalf of the Company immediately upon the filing of such tax returns by or on behalf of the Company with the appropriate tax authority. The Company shall have the right to withhold any funds as may be required under the laws of the United States or any state with respect to tax obligations of any Member. All elections permitted to be made by the Company under federal and state law (including, without limitation, elections pursuant to Code Section 754 in order to adjust the basis of Company property as described in Code §734 and Code §743) shall be made by the Managers, in their sole discretion.

Section 9.03 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Managers shall determine the institution or institutions at which the accounts shall be opened and maintained, the types of accounts, and the Persons who shall have authority with respect to the accounts and the funds therein.

Section 9.04 Books and Records. The Managers shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with generally accepted accounting principles and practices at the Company’s principal place of business. Each Member shall, at its sole expense, have the right, at any time without notice to any other Member, to examine, copy and audit the Company’s books and records during normal business hours, subject to any confidentiality obligation that may be imposed by the Managers in their sole discretion.

Section 9.05 Annual Accounting Period. The fiscal year (the “Fiscal Year”) of the Company shall be the calendar year.

Section 9.06 Project Plan and Budget. Upon the award of license(s), the Managers will agree upon and approve the initial project plan and budget relating to the development of the Project (the “Project Plan and Budget”). The Project Plan and Budget shall set forth the amount and anticipated timing of the Capital Contributions to be made by the Members from time to time. Any modifications of the Project Plan and Budget shall require the prior approval of the Managers.

Section 9.07 Annual Operating Plan and Budget.

(a) Columbia shall prepare for the approval of the Managers, no later than December 1 of each Fiscal Year, an annual operating plan and budget (the “Annual Operating Plan and Budget”) including projections for the Company for the next Fiscal Year, which shall include the following: (i) a narrative description of any activity proposed to be undertaken; and (ii) a detailed operating budget, including schedules of projected cash flow and projected sources and uses of funds, including Capital Contributions, for such Fiscal Year, all projected operating costs and capital expenditures and administrative expenses, and a schedule of projected operating income or deficits, as the case may be.

(b) If the Managers do not approve an Annual Operating Plan and Budget for any Fiscal Year prior to the commencement of such Fiscal Year, then, until the Managers shall agree upon an Annual Operating Plan and Budget for such year, the Annual Operating Plan and Budget in effect for the immediately preceding Fiscal Year shall constitute the Annual Operating Plan and Budget for such Fiscal Year, except that (i) any items or portions of such Annual Operating Plan and Budget for such Fiscal Year upon which the Managers agree shall be substituted for the corresponding items in the preceding year’s Annual Operating Plan and Budget, [(ii) with respect to all items of cost and expense that are not within the discretion of the Company (including, for example, debt service, real property taxes, utilities, costs of compliance with governmental requirements, contractually required increases and all expenditures required under previously approved contractual agreements), the actual amount of each such item shall be substituted for the amount of such item set forth in the preceding year’s Annual Operating Plan and Budget and (iii) with respect to items of operating costs and expenses that are within the discretion of the Company and which have not been authorized in accordance with the terms of this Agreement, each such item of operating cost or expense shall be not more than the amount of such items set forth in the preceding year’s Annual Operating Plan and Budget; and (iv) the Annual Operating Plan and Budget shall not include non-recurring capital expenditures from the prior Fiscal Year.

(c) Once approved by the Managers, no material modification of any item in or aspect of the Annual Operating Plan and Budget shall be made without the prior approval of the Managers.

Section 9.08 Financial Statements and Other Reports. The Managers shall cause the Company to maintain a system of accounting, established and administered in accordance with sound business practices, to permit preparation of financial statements in conformity with generally accepted accounting principles. In addition, the Managers will deliver the following to the Members:

(a) as soon as reasonably practicable after the end of each fiscal month, the Company will deliver the internal balance sheet of the Company as of the end of such fiscal month and the related statements of income and cash flow for such fiscal month;

(b) as soon as reasonably practicable after the end of each Fiscal Year, the Company will use its commercially reasonable efforts to deliver: the reviewed balance sheet of the Company as of the end of such Fiscal Year and the related statements of income, and cash flow for such Fiscal Year, together with comparative financial statements with respect to the same period during the immediately preceding Fiscal Year; and

(c) the Company shall provide such other information related to the financial condition, business, prospects and corporate affairs of the Company as the Members may from time to time reasonably request.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. With respect to any Member, each of the following shall constitute an event of default (an “Event of Default”) for purposes of this Agreement:

(a) Any material failure by any Member, as the case may be (the “Triggering Member”), to perform its obligations under this Agreement or under any Related Party Agreement that is not cured to the reasonable satisfaction of the other Members (the “Non-Triggering Members”) within fifteen (15) days after a notice of breach has been delivered by the Non-Triggering Member regarding any monetary default and within twenty (20) days after a notice of breach has been delivered by the Non-Triggering Members regarding any non-monetary default (provided that such cure period for a non-monetary default shall be extended for an additional period, not exceeding an additional twenty (20) days, so long as such Triggering Member is diligently pursuing the cure of such default during such extended cure period);

(b) The failure by the Triggering Member to obtain the approval of the Managers prior to taking any action requiring the approval of Managers hereunder; provided, however, that an Event of Default shall not be deemed to have occurred if Triggering Member fails to obtain the approval of the Managers prior to taking any action requiring approval and such action is ultimately approved by the Managers after such action is taken;

(c) Any material breach of a representation, warranty or covenant by the Triggering Member or its Affiliates under this Agreement or under any Related Party Agreement, in each case in the event such material breach is not cured within any applicable grace period under the applicable contractual agreement;

(d) Any Change-in-Control not approved under Section 11.10;

(e) Any transfer or encumbrance of the Triggering Member’s Interest in the Company or any portion thereof or any direct or indirect interest therein not pursuant to the terms of Article XI; and

(f) Any act of gross negligence, willful misconduct or fraud by the Triggering Member concerning its obligations under this Agreement or under any Related Party Agreement, as determined by a majority of the Non-Triggering Members.

Section 10.02 Remedies for Event of Default. Upon the occurrence of an Event of Default, and at any time thereafter after the applicable period for cure has lapsed, if any, the Non-Triggering Members may upon written notice (a “Default Notice”) to the Triggering Member, at its option, exercise any one or more of the following remedies:

(a) Cause the Company to market and sell its assets and properties to a third party for such prices and on such terms as the Non-Triggering Member deems appropriate, without the need for approval of the Triggering Member;

(b) Dissolve the Company in accordance with Article XIII, without the need for approval of the Triggering Member;

(c) Exercise, in its sole discretion, the Company’s right to terminate any Related Party Agreement between the Company and Triggering Member, or any Affiliate of the Triggering Member;

(d) Remove the Triggering Member’s designated Manager, without the approval of the Triggering Member and, upon such removal, the Triggering Member shall cease to have any right to designate a Manager pursuant to Section 6.02;

(e) In the case of an Event of Default under Section 10.01(d), to purchase the Interests of the Triggering Member in accordance with the provisions of Section 11.10; and

(f) In the case of an Event of Default under Section 10.01(f) by the Triggering Member, to purchase the Interest of the Triggering Member for an amount equal to the Triggering Member’s unreturned Capital Contributions (the “Default Purchase Price”). In the event of a sale of the Triggering Member’s Interest pursuant to this Section 10.02(f), the closing of such purchase and sale shall occur within fifteen (15) days of the Triggering Member’s receipt of the Default Notice at the principal offices of the Company. The Default Purchase Price shall be paid at the closing by wire transfer of immediately available funds. At the closing, the Triggering Member shall deliver to the Non-Triggering Member such customary agreements, certificates and/or instruments as the Non-Triggering Member may reasonably request, duly executed, transferring title to such Interests to the Non-Triggering Member, free and clear of all liens an encumbrances.

ARTICLE XI

TRANSFERS OF INTERESTS; ADMISSION OF MEMBERS

Section 11.01 Transfers by Members. Except as set forth herein, no Member shall sell, exchange, pledge, mortgage, hypothecate or otherwise transfer or encumber its interest in the Company without the prior written consent of the other Members. Any transfer other than as provided in this Agreement shall be null and void. The Managers, in their sole discretion, may require as a condition to such transfer that the transferor shall deliver to the Company an opinion of counsel or other evidence (reasonably acceptable in form and substance to the Managers) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

Section 11.02 Permitted Transferees. Notwithstanding anything set forth herein to the contrary, each Member shall be permitted to transfer all or any of their respective Interest to: (a) any Affiliate thereof; (b) to the direct and indirect members of such Member, as the case may be, in a liquidating distribution by such Member; or (c) to a trust for the benefit of such Person or their respective spouse or lineal descendants, provided that such Member are the sole trustee of such trust (collectively, a “Permitted Transferees”).

Section 11.03 Admission of Members or Transfers of Interests. Upon the admission to the Company of a Member, the Managers shall amend this Agreement, and any Exhibits hereto, to reflect such admission. Notwithstanding anything herein to the contrary, no transferee shall be admitted if the admission of such transferee would require the Company to register such transfer under the Securities Act or would cause the Company to be treated as a corporation for federal income tax purposes. No transferee (other than a Permitted Transferee who shall be admitted as a Member upon such transfer without the approval of the Managers) shall be admitted as or have any of the rights of a Member (other than the right to receive distributions and allocations of Company Profits and Company Loss attributable to the transferred Interest) without the approval of the Managers, it being agreed that the Managers have the right to withhold approval of any such transferee as a Member. Any Member who transfers all of such Member’s Interests will cease to be a Member effective immediately upon such transfer; any Member who transfers any portion of such Member’s Interests will lose all rights of a Member as to such transferred Interests.

Section 11.04 Acceptance of Transfer. Notwithstanding the approval of the Managers pursuant to Section 11.03, no transferee of Interests may be admitted as a Member (other than the right to receive distributions and allocations of Company Profit and Company Losses attributable to the transferred Interest) unless and until the transferee shall execute a written instrument, in form and substance reasonably satisfactory to the Managers, agreeing to be bound by all of the terms and provisions of this Agreement as in effect at such time.

Section 11.05 Withdrawal of Members. No Member shall have the right to withdraw from the Company, except in the case of an Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the Company shall continue and, subject to the Company’s right to repurchase such Interests pursuant to Section 11.07, the successor of the Member so withdrawing shall not be deemed to be a Member and shall have no right to vote on any matter submitted to a vote of the Members or any class thereof without compliance with the requirements of Section 11.03 and Section 11.04.

Section 11.06 Right of First Offer. Subject to any other restrictions on transfer set forth in this Agreement, if any Member (a “Selling Member”) desires to assign or otherwise transfer all or any portion of its Interests (the “Offered Interests”) other than to a Permitted Transferee, such Selling Member shall give written notice (the “Offering Notice”) to the Members other than the Selling Member, if any, (the “Non-Selling Members”) of the Selling Member’s intention to so transfer. The Offering Notice shall include the minimum price and terms on which such sale may be made. For a period of thirty (30) days after its receipt of the Offering Notice (the “Review Period”), each Non-Selling Member shall have the option to purchase from the Selling Member all (but not less than all) of the Offered Interests at the same price and on the same terms as are specified in the Offering Notice by delivering to the Selling Member a written offer to purchase the Offered Interests. In the event that more than one Non-Selling Member elects to purchase the

Offered Interest, then each Non-Selling Member so electing shall be entitled to purchase its pro rata share of the Offered Interests, based on the Percentage Interests held by all Non-Selling Members electing to so purchase. If the Non-Selling Members, or any of them, elect to so purchase all of the Offered Interests prior to the expiration of the Review Period, then the purchase by such Non-Selling Member(s) of the Offered Interests shall be consummated at the principal place of business of the Company on the terms and conditions set forth in the Offering Notice. At the closing, the Selling Member shall deliver the Offered Interests free and clear of all liens and encumbrances and shall deliver to such Non-Selling Member(s) such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens or encumbrances as the Non-Selling Member(s) reasonably request. If prior to the expiration of the Review Period, the Non-Selling Member(s) fail to offer to purchase all of the Offered Interests, then the Selling Member may, within ninety (90) days after the expiration of the Review Period, transfer the Offered Interests to any third party on terms and conditions (including price) not more favorable to the purchaser thereof than those set forth in the Offering Notice. If the Selling Member fails to so transfer the Offered Interests within such ninety (90) day period, then, prior to transferring the Offered Interests, the Selling Member must resubmit an Offering Notice in accordance with the provisions of this Section 11.06.

Section 11.07 Call Option . In the event of an Involuntary Withdrawal of any Member, the Company shall have the option to purchase (the “Call Option”) any or all of the Interests owned by such Member at a price equal to the Call Price for such Interests. The Company may exercise the Call Option by providing written notice of the exercise thereof (the “Call Notice”) to such Member within ninety (90) days after the Involuntary Withdrawal. For purposes of this Section 11.07, the “Call Price” shall mean one hundred percent (100%) of the fair market value of such Interests, as determined by a nationally recognized appraiser or financial advisor. The Call Price shall be payable, in the sole discretion of the Managers, by wire transfer of immediately available funds to an account designated by such Member or by making and delivering a promissory note in the principal amount of the Call Price, which shall be payable in no more than twelve (12) monthly installments and shall bear interest at a fixed rate equal to the prime lending rate in effect on the last business day prior to the closing at the principal bank used by the Company for banking and borrowing purposes. The closing of the purchase and sale of such Interests shall occur prior to the expiration of the fifteen (15) day period after receipt of the Call Notice at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the Member shall deliver to the Company such customary agreements, certificates and/or instruments as the Company may reasonably request, duly executed, transferring title to such Interests to the Company, free and clear of all liens and encumbrances.

Section 11.08 Tag-Along Rights. Subject to compliance with Section 7.02, if at any time the Members holding a Majority in Interest (for purposes of this Section 11.08, the “Controlling Members”), determine to affect a Sale of the Company by transferring all of the Interests held by such Controlling Members that are outstanding at such time to any independent third party, such Controlling Members shall first give notice thereof, including a copy of such offer (a “Tag-Along Notice”) to each of the other Members (“Minority Members”) specifying the Interests to be sold and the price and terms of such sale. Each Minority Member may elect to participate in any such transaction as an additional selling or transferring Member on identical terms and conditions, by delivering a written notice thereof (a “Tag-Along Election Notice ”), to the Controlling Members within fifteen (15) days after such Minority Member’s receipt of such Tag-Along Notice, thereby electing to sell or transfer a portion of their Interests specified in the Tag-Along Election Notice, which shall be less than or equal to the product of: (a) the aggregate Percentage Interests which the Controlling Members propose to transfer in such transaction;

multiplied by (ii) a fraction, the numerator of which is the Percentage Interest owned by such Minority Member, and the denominator of which is the aggregate Percentage Interests owned by the Controlling Members and all Minority Members electing to participate in such transaction. Each Minority Member shall promptly execute and deliver any and all instruments, agreements and documents, and take all such other actions, as reasonably required by the Controlling Members in connection with this Section 11.08.

Section 11.09 Drag-Along Rights. Subject to compliance with Section 7.02, if at any time the Controlling Members determine to affect a Sale of the Company by transferring all of the Interests held by such Controlling Members to an independent third party, pursuant to which the consideration to be paid by the independent third party consists solely of cash or freely tradable securities with an active public market, then the Controlling Members shall have the right (“Drag-Along Right”) to require each Minority Member to sell to the independent thirty party for the same consideration received by the Controlling Members and on the same terms and conditions all of the Interests held by such Minority Member. To exercise a Drag-Along Right, the Controlling Members shall give written notice to each Minority Member (a “Drag-Along Notice”) executed by the Controlling Members and the independent third party and containing: (a) the Interests that the independent third party proposes to acquire from the Controlling Members; (b) the name and address of the independent third party; (c) the proposed purchase price, terms of payment and other material terms and conditions of the independent third party’s offer; (d) a statement by the independent third party that the independent third party (i) has been informed of the Drag-Along Rights provided for in this Section 11.09 and (ii) has agreed to purchase the Interests in accordance with the terms of this Section 11.09; and (e) the aggregate Percentage Interest owned by each Minority Member with respect to which the Controlling Members wish to exercise their Drag-Along Rights pursuant to this Section 11.09. Each Minority Member shall thereafter be obligated to sell to the independent third party the Interests subject to such Drag-Along Notice provided that the sale to the independent third party is consummated within one hundred twenty (120) days of the Drag-Along Notice. If the sale is not consummated within such one hundred twenty (120) day period, then each affected Minority Member may sell but shall no longer be obligated to sell, such Minority Member’s Interests pursuant to such Drag-Along Notice. This Section 11.09 shall not affect any Minority Member’s rights pursuant to Section 11.06 should the Drag-Along Notice not be given to such Minority Member or not be given to such Minority Member for all of such Member’s Interest. Each Minority Member shall promptly execute and deliver any and all instruments, agreements and documents, and take all such other actions, as reasonably required by the Controlling Members in connection with this Section 11.09.

Section 11.10 Change-in-Control Event.

(a) In the event of a Change-in-Control of any Member (the “Offending Member”), as the case may be, the other Members (the “Non-Offending Members”), if any, shall have the option (the “CIC Purchase Option”) to purchase (up to their Percentage Interest determined with reference only to those Non-Offending Members) any or all of the Interests owned by such Offending Member at a price equal to one hundred percent (100%) of the fair market value of such Interests, as determined by a nationally recognized appraiser or financial advisor (the “CIC Purchase Price”). The Non-Offending Members may exercise the CIC Purchase Option by providing written notice of the exercise thereof (the “CIC Notice”) to such Offending Member within thirty (30) days after the Change -in-Control Event. If any Non-Offending Member fails to deliver a CIC Notice electing to purchase their respective portion of the Offending Member’s Interest, the Offending Member will give all other Non-Offending Members entitled to purchase such Interests a written notice identifying such additional Interests as are available for purchase and the Non-

Offending Members may exercise such CIC Purchase Option within five (5) days after receipt of such notice. The CIC Purchase Price shall be payable by wire transfer of immediately available funds to an account designated by such Offending Member. The closing of the purchase and sale of such Interests shall occur prior to the expiration of the thirty (30) day period after receipt of the CIC Notice at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the Offending Member shall deliver to the Company such customary agreements, certificates and/or instruments as the Company may reasonably request, duly executed, transferring title to such Interests to the Company, free and clear of all liens and encumbrances.

Section 11.11 No Appraisal Rights. No Member shall be entitled to any appraisal rights with respect to such Member’s Interests, whether individually or as part of any class or group of Members, in the event of an amendment to this Agreement or a merger, consolidation, Sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided herein or by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

ARTICLE XII

UNSUITABLITY REDEMPTION OF MEMBERS

Section 12.01 General.

(a) In the event an Unsuitable Determination is made with respect to a Member or any of its Affiliates (an “Unsuitable Person”), the Managers shall invoke the Unsuitability Redemption remedy set forth in Article XII.

(b) To the extent that notice and cure remedies are made available by such jurisdiction and may be pursued without risk to the affected Member, the Unsuitability Redemption remedy may not be initiated unless cure is not effected within the time permitted by such jurisdiction. If notice and cure remedies are not prohibited or specified by such jurisdiction, the Unsuitability Redemption remedy may not be initiated until thirty (30) days following notice of a determination provided that: (i) such objection is curable; (ii) cure has been initiated and is being diligently and expeditiously pursued; and (iii) such cure remedies may be pursued without material adverse effect to the affected Member.

(c) In the event that notice was provided and cure remedies are not available or are made available, the Managers shall elect to redeem all or a portion of the Interest in the Company of the Member to which such Unsuitable Person relates.

(d) In the event that the Managers are deliberating whether a Manager is an Unsuitable Person, such Manager shall be recused from any such proceedings and shall be prohibited from voting on any related matters. If the remaining Managers determine that such Manager is an Unsuitable Person, such Manager shall automatically be removed.

(e) In the event of an Unsuitability Determination, all distributions to the affected Member shall be suspended and escrowed until such Member’s Interest is redeemed. In addition, such Member shall be subject to any laws, regulations, rules or orders as determined by the United States or other applicable governmental agencies.

Section 12.02 Redemption in the Event of Unsuitability Determination. Upon the occurrence of an Unsuitability Determination and after the expiration of any applicable cure period (if any), the Company shall promptly exercise its right to redeem (the “Unsuitability Redemption”) the Interest of the Member (the “Redeemed Interest”) at a redemption price (the “Redemption Price”) equal to the lower of: (a) the Call Option Price; and (b) the maximum amount as may be permitted to be paid by applicable law by written notice to the affected Member designating the time and place of redemption. The Redemption Price shall be payable, in the sole discretion of the Managers, by wire transfer of immediately available funds to an account designated by such redeemed Member or by making and delivering a promissory note in the principal amount of the Redemption Price, which shall be payable in no more than twelve (12) monthly installments and shall bear interest at a fixed rate equal to the prime lending rate in effect on the last business day prior to the closing at the principal bank used by the Company for banking and borrowing purposes. The closing of the Unsuitability Redemption shall occur within thirty (30) days of the later of (a) an Unsuitability Determination; and (ii) the expiration of any cure period available under Section 12.01, at the principal offices of the Company or at such other date and location as the Company and such Member may agree. At the closing, the redeemed Member shall deliver to the Company such customary agreements, certificates and/or instruments as the Company may reasonably request, duly executed, transferring title to such Interests to the Company, free and clear of all liens and encumbrances.

ARTICLE XIII

DISSOLUTION AND TERMINATION

Section 13.01 Events of Dissolution. Subject to the provisions of Section 7.02 and Section 10.02, the Company shall be dissolved upon: (a) the written agreement of the Members holding a Majority Interest; (b) the sale of all or substantially all of the assets of the Company in any transaction or series of related transactions determined on a consolidated basis; or (c) upon the entry of a judicial decree of dissolution of the Company in accordance with the Act.

Section 13.02 Procedure for Winding Up and Dissolution.

(a) Upon dissolution, the Managers shall perform, or cause to be performed by the Company’s independent accountants, an accounting of the accounts of the Company and the Company’s assets, liabilities and operations, from the date of the last previous accounting up to and including the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Managers shall:

(i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets to the Members in kind pursuant to clause (iii));

(ii) discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(iii) After all required allocations of Company Profits, Company Losses and other similar items have been made pursuant to Article IV, distribute the remaining cash and other assets to the Members as provided in Section 5.03.

(c) The Managers shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 13.03 Filing of Articles of Dissolution. When all obligations of the Company have been discharged or adequate provisions have been made therefore, and all of the remaining property and assets of the Company have been distributed, the Managers shall file Articles of Dissolution with the Secretary of State as required by the Act. If there are no Managers, the Articles of Dissolution shall be filed by the Members; if there are no remaining Members, the Articles of Dissolution shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles of Dissolution shall be filed by the legal or personal representatives of the Person who last was a Member. Upon the filing of the Articles of Dissolution with the Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.

Section 13.04 Return of Capital Contribution Nonrecourse to Other Members. Except as provided by the Act, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the indebtedness and liabilities of the Company and the disbursement of amounts reserved for claims is insufficient to return the unreturned Capital Contribution of one or more Members, such Members shall have no recourse against any other Member. Except as provided by the Act, at no time shall a Member with a deficit balance in such Member’s Capital Account have any obligation to the Company or to another Member or to any other Person to restore such deficit balance.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Non-Disparagement & Non-Disclosure.

(a) Members hereby agree that neither it nor any Affiliates thereof, including without limitation any members, officers, agents, partners, representatives or employees thereof, will directly or indirectly, in any capacity, make, express, transmit, speak, write or otherwise communicate in any way (or cause others to communicate in any way) any statement or remark of any kind that might reasonably be construed to be derogatory or critical of, or negative toward, any other Members or Affiliates thereof, including without limitation its managers, members, affiliates, officers, agents or employees, or to malign, harm, disparage, defame or damage the reputation of any other Members or Affiliates thereof, including without limitation its managers, members, affiliates, officers, agents or employees. This non-disparagement provision shall survive in perpetuity. A substantially similar non-disparagement provision shall be included in all management contracts, employment contracts, consultant/advisor/counsel contracts, and all other third-party services agreements entered into with the Company.

(b) Members hereby agree that neither it nor any Affiliates thereof, including without limitation any members, officers, agents, partners, representatives or employees thereof, will directly or indirectly, in any capacity, disclose any of the Company’s confidential or proprietary information, as determined by the Managers, whether orally or in writing, without the prior written consent of all Members. A substantially similar non-disclosure provision shall be included in all management contracts, employment contracts, consultant/advisor/counsel contracts, and all other third-party services agreements entered into with the Company.

Section 14.02 Amendments. Notwithstanding the provisions of Section 6.06, the Members shall have the right, without the consent of the Managers, to amend this Agreement in such fashion as may be required to: (a) reflect the admission of new or additional Members in accordance with the terms of this Agreement; (b) to reflect the transfer or issuance of any Interests in accordance with this Agreement; (c) cure any immaterial ambiguity or to correct or supplement any immaterial provision herein that may be inconsistent with any other immaterial provision herein; (d) prevent the Company from in any manner being (i) deemed an “investment company” subject to the provisions of the Investment Company Act of 1940, as amended, (ii) treated as a “publicly traded partnership” for purposes of Code §7704 or (iii) subject to federal income taxes as an association taxable as a corporation; or (e) delete or add any provision in this Agreement required to be deleted or added by a state “Blue Sky” commissioner or similar such official, which deletion or addition is deemed by such official to be for the benefit of all of the Members; provided, however, that no such amendment may be adopted if such amendment would alter the limited liability of any Member or change the status of the Company as a partnership for tax purposes. No alteration or amendment made by the Managers pursuant to this Section 14.01 shall be altered or amended by the Members without the approval of the Managers. The Members hereby specifically consent to an amendment of this Agreement from time to time in such manner as is reasonably determined by the Managers, upon the advice of counsel for the Company, to be necessary or reasonably helpful to ensure that the allocations of Company Profit and Company Loss and individual items thereof are given effect for federal income tax purposes, including any amendments determined by the Managers, in consultation with counsel to the Company, to be necessary to comply with the Treasury Regulations under Code §704.

Section 14.03 Successors. This Agreement shall be binding as to the executors, administrators, estates, heirs and legal successors or nominees or representatives, of the Members. Except as otherwise provided in this Agreement, no Persons other than the Members and their respective executors, administrators, estates, heirs and legal successors or their nominees or representatives, shall obtain any rights by virtue of this Agreement.

Section 14.04 Counterparts; Electronic Delivery. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. This Agreement, to the extent signed and delivered by means of facsimile or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 14.05 Integration. This Agreement constitutes the entire agreement among the Members pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings of the Members in connection therewith.

Section 14.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

Section 14.07 Severability. This Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, notwithstanding the previous sentence, a court of competent jurisdiction concludes that any provision or wording of this Agreement is invalid or unenforceable under the Act or other applicable law, the invalidity or unenforceability of such provision or wording will not invalidate the entire Agreement. In such a case, this Agreement will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of applicable law and, in the event such term or provision cannot be so limited, this Agreement will be construed to omit such invalid or unenforceable provision or term. If it is determined that any provision relating to the distributions and allocations of the Company or to any fee payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as: (a) to make it enforceable or valid; and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as permissible under applicable law.

Section 14.08 Headings. The Headings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 14.09 Filings. Following the execution and delivery of this Agreement, the Managers shall promptly prepare any documents required to be filed and recorded under the Act, and the Managers shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Managers shall also promptly cause to be filed, recorded and published such statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction that governs the conduct of its business from time to time.

Section 14.10 Power of Attorney.

(a) Each Member, by executing this Agreement or a counterpart hereof, does hereby irrevocably constitute and appoint the Managers, with full power of substitution, as such Member’s true and lawful attorney-in-fact (the “Attorney-in-Fact”), in his, her or its name, place and stead, to execute, acknowledge, swear to, deliver, file and record such documents which are no or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary or desirable by the Managers to carry out fully the provisions of this Agreement in accordance with its terms.

(b) The power of attorney granted hereby by each Member is a special power of attorney coupled with an interest in favor of the Attorney-in-fact and as such: (a) survive and not be affected by the subsequent death (or cessation of existence), incapacity, disability, dissolution, termination or bankruptcy of the Member granting the power of attorney or the transfer of all or any portion of such Member’s Interest; and (b) extend to such Member’s successors, assigns and legal representatives.

Section 14.11 Notices. Notices, requests, reports, payments, calls or other communications required to be given or made to any Member hereunder shall be in writing and shall be deemed to be given or made when properly addressed and posted by registered or certified mail, postage prepaid, to such Member at such Member’s address last shown on the Company’s books and records. Addresses shown under the signatures of each Member shall be considered the last known address of such Member unless and until the Company is otherwise notified by such Member.

Section 14.12 Arbitration.

(a) If any dispute, controversy or claim arises between the Members with respect to whether any Member is in breach or default of its respective obligations hereunder, or as to whether any breach or default has occurred under a Related Party Agreement, then the dispute shall be settled by binding arbitration at a location in the United States where the defendant Member has its principal place of business (or if the principal place of business of the defendant Member is outside the United States, at a location in the United States designated by the defendant Member). Such arbitration shall be administered by the American Arbitration Association (“AAA”) and shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of AAA then in effect, or such other arbitral body as the Members may jointly select.

(b) The award of the arbitrator shall be binding upon the parties and each party hereby consents to the entry of judgment by any court of competent jurisdiction in accordance with the decision of the arbitrator.

(c) The prevailing party in any such arbitration shall be entitled to recover, in addition to any other relief awarded, its reasonable costs of preparation for and participation in the arbitration, including reasonable attorneys’ fees. The arbitrator shall have no power to award punitive, treble or other multiple damages, as a result of this Section 14.11, and the arbitrator’s jurisdiction is limited accordingly, and no arbitration award issued pursuant to this Section 14.11 shall grant such damages.

(d) The Members hereby agree to make a good faith effort to resolve any dispute, controversy or claim arising between them prior to electing to arbitrate such matter.

(e) Any such arbitration proceedings shall include by consolidation, joinder or joint filing, any additional Person not a party to this Agreement to the extent necessary to the final resolution of the matter in controversy.

Section 14.13 Title to Company Assets. The assets of the Company shall be owned by the Company as an entity, and no Member shall have any direct ownership interest in such assets or any portion thereof.

Section 14.14 No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the Members and their affiliates. No other Person shall be entitled to enforce or make any claims, or have any rights pursuant to the provisions of this Agreement.

Section 14.15 Execution of Additional Documents. Upon the request of the Managers, each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments reasonably necessary for the Company to comply with any applicable laws, rules or regulations or to effectuate the provisions of this Agreement.

Section 14.16 Role of Counsel. Each Member acknowledges that it has independently consulted with an attorney in relation to the preparation or negotiation of this Agreement.

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IN WITNESS WHEREOF, the Members have caused this Agreement to be effective as of the date first above written.

MEMBERS:

COLUMBIA CARE, LLC, a Delaware limited liability company

By:	/s/ Robert Mayerson
Name:	Robert Mayerson
Title:	Chief Operating Officer

Address:	24 West 25th Street 6th Floor New York, NY 10010